Exhibit 99.1

New York Mortgage Trust Reports Third Quarter 2007 Results

Company Strengthens Balance Sheet
Improves Margins
Positions Itself for Greater Stability and Growth

NEW YORK, NY - November 6, 2007 - New York Mortgage Trust, Inc. (the “Company” or “NYMT”)(OTC BB: NMTR), a self-advised real estate investment trust (REIT) engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS), today reported results for its third quarter ended September 30, 2007.

Highlights:

•
Consolidated net loss of $2.4 million, or $0.65 per share, for the quarter ended September 30, 2007 as compared with a net loss of $3.9 million, or $1.07 per share, for the quarter ending September 30, 2006. Of the net loss this quarter:

-	$0.7 million relates to losses from the discontinued mortgage lending operations
-	$0.7 million relates to losses from the sale of “BBB” or lower rated non-Agency securities.
•	99% of the mortgage backed securities portfolio is either Agency or “AAA” rated. The Portfolio is comprised of:
-	$326.4 million Agency securities
-	$32.0 million non-Agency “AAA” rated
-	$1.5 million NYMT residual retained securities
•	Portfolio margin increased to 34 basis points as of September 30, 2007 compared with 12 basis points for the quarter ending June 30, 2007 and 2 basis points for the quarter ended March 31, 2007.
•	Outstanding repurchase requests declined to $7.3 million as of September 30, 2007 from $25.2 million as of June 30, 2007.
•	On August 21, 2007, the Company entered into a $102.2 million six-month term repurchase agreement that will allow it to finance a portion of its $327.9 million Agency MBS portfolio.

New York Mortgage Trust Reports Third Quarter 2007 Results

Note Regarding Presentation of Financial Information

Effective October 9, 2007, the Company declared a one-for-five reverse stock split on shares of its common stock held of record as of October 9, 2007. All per share financial information disclosed in this press release for this quarter and all prior quarters gives effect to the reverse stock split as if the split occurred in such period.

Comments from Management

Steve Mumma, Co-Chief Executive Officer, President and Chief Financial Officer of the Company, stated “In the third quarter, we continued to experience improvement in portfolio net interest margin from 12 basis points the prior quarter to 34 basis points this quarter. This increase is largely due to the restructuring of the portfolio from lower yielding, non-Agency hybrid ARM securities into floating rate Agency MBS.”

“We believe the repositioning into Agency MBS also improved the Company’s liquidity and decreased credit risk allowing the Company to aggressively pursue its passive REIT strategy,” Mr. Mumma added.

David Akre, Vice Chairman and Co-Chief Executive Officer of the Company, commented, “During the third quarter, we focused on putting contingent liabilities associated with our discontinued mortgage lending business behind us. We negotiated settlements on $18.4 million of existing repurchase requests, leaving only $7.3 million outstanding. During the quarter, we received $1.0 million of new repurchase requests while $0.5 million of existing requests were rescinded. We view this as a positive trend for the Company.”

Mr. Akre added, “More importantly, our portfolio margin improved in the quarter due to the restructuring we undertook in July, prior to the industry-wide liquidity crisis. We believe the portfolio restructuring has positioned the Company for greater stability and growth in 2008.”

Results from Operations

For the quarter ended September 30, 2007, the Company reported a consolidated net loss of $2.4 million, or $0.65 per share. This compares with a net loss of $14.2 million, or $3.92 per share, for the immediate preceding quarter ended June 30, 2007 and a net loss of $3.9 million, or $1.07 per share, for the quarter ended September 30, 2006.

The $2.4 million loss for the quarter ended September 30, 2007 included a $0.7 million loss from the discontinued mortgage lending operations and $1.0 million loss from the sale of non-Agency securities during the quarter including a $0.7 million related to the sale of “BBB” or lower rated securities.

Book value per share for the quarter ended September 30, 2007 was $11.92 per share, including $5.05 per share in net deferred tax-asset.

New York Mortgage Trust Reports Third Quarter 2007 Results

The Company’s employee headcount as of September 30, 2007 was nine, down from 12 as of June 30, 2007 and 685 as of September 30, 2006. The vast majority of the Company’s employee headcount at September 30, 2006 were employees of the Company’s now discontinued mortgage lending operations.

Portfolio Results

The following table summarizes the Company’s investment portfolio of residential mortgage-backed securities and loans owned at September 30, 2007, classified by relevant categories: (dollars in thousands)

	Par Value	Carrying Value	Coupon	Yield

Agency REMIC CMO Floaters	$332,649	$326,422	6.47%	6.53%
Non-Agency Floaters	30,403	29,813	6.00%	6.01%
Non-Agency ARMs	--	--	--%	--%
NYMT Retained Securities	4,928	3,637	6.29%	6.37%
Total mortgage backed securities	367,980	359,872	6.42%	6.54%
Loans held in securitization trusts	457,057	458,968	5.72%	5.66%
Total/Weighted Average	$825,037	$818,840	6.03%	6.06%

•	99% of the mortgage backed securities portfolio is comprised of either Agency or “AAA” rated securities.

•
As of September 30, 2007, the loans held in securitization trusts that were delinquent represented 1.96% of the loans in our portfolio. Loans are considered delinquent when payment is 30 days or more past due. The Company reserved $1.0 million for loan losses on these delinquent loans.

Repurchase Requests

As of September 30, 2007, we had $7.3 million of repurchase requests outstanding as compared to $25.2 million as of June 30, 2007. The Company has a reserve of $1.0 million against these outstanding repurchase obligations and existing indemnification obligations. During the three months ended September 30, 2007, we received new repurchase requests totaling approximately $1.0 million and had approximately $0.5 million of existing repurchase requests rescinded. During the third quarter, we settled $18.4 million in repurchase requests pursuant to settlement and release agreements. The settlements provided for a payment of a negotiated amount taking into account the loss incurred or otherwise borne by the loan purchaser in return for the elimination of the repurchase request, and in the majority of the settlements, a release from substantially all future claims due to early payment defaults or quality control.

New York Mortgage Trust Reports Third Quarter 2007 Results

Dividend Declaration

On October 1, 2007, the Company’s Board of Directors announced its decision to omit a dividend for the quarter ending September 30, 2007. The Board's decision reflects the difficult market conditions during the third quarter and the Company's ongoing focus to conserve capital to build future earnings.

The Company reevaluates its dividend policy each quarter and makes adjustments as necessary based on a variety of factors, including future earnings projections. Investors are advised that the Company’s earnings projections are based on a number of operational, financial and market assumptions, and if such assumptions do not materialize, the Company may not be able to maintain its dividend policy. In addition to such assumptions, the Company’s dividend policy is subject to its Board of Directors approval and ongoing review, which includes, but is not limited to, considerations such as the Company’s financial condition, liquidity, earnings projections and business prospects. The dividend policy does not constitute an obligation to pay dividends, which only occurs when the Board of Directors declares a dividend.

Recent Developments

The Company’s Board of Directors approved a one for five reverse stock split, effective at 12:01 a.m. ET on October 9, 2007. As a result of the reverse stock split, every five shares of New York Mortgage Trust's common stock were automatically converted into one share of common stock.

As previously announced, the Company has applied to list its common stock on a national securities exchange; however, no assurance can be given that the Company's common stock will be approved for listing on a national securities exchange.

Conference Call

On Wednesday, November 7, 2007 at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast highlighting the Company's third quarter 2007 financial results. The conference call dial-in number is 303-262-2161. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

Third quarter 2007 financial and operating data can be viewed in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed November 9, 2007.

New York Mortgage Trust Reports Third Quarter 2007 Results

About New York Mortgage Trust

New York Mortgage Trust, Inc., a self-advised real estate investment trust (REIT) engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS). As of March 31, 2007, the Company exited the mortgage lending business. The Company's portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, and purchased MBS. Historically at least 98% of the portfolio has been rated "AA" or "AAA". As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Steven R. Mumma, Co-CEO, President, Chief Financial Officer	Joe Calabrese (General) 212-827-3772
Phone: 212-792-0107	Julie Tu (Analysts) 212-827-3776
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates that may change, borrowings to finance the purchase of assets may not be available or may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUE:
Interest income investment securities and loans held in securitization trusts	$12,376	$16,998	$38,987	$50,050
Interest expense investment securities and loans held in securitization trusts	11,212	15,882	36,188	42,320
Net interest income from investment securities and loans held in securitization trusts	1,164	1,116	2,799	7,730
Interest expense - subordinated debentures	895	877	2,671	2,656
Net interest income	269	239	128	5,074
OTHER EXPENSE:
Realized (loss)/gain on sale of investment securities	(1,013)	440	(4,834)	(529)
Loan loss reserve on loans held in securitization trusts	(99)	--	(1,039)	--
Total other (expenses)/income	(1,112)	440	(5,873)	(529)
EXPENSES:
Salaries and benefits	178	166	674	618
Marketing and promotion	37	20	99	54
Data processing and communications	50	58	143	177
Professional fees	266	82	471	447
Depreciation and amortization	93	131	242	398
Other	222	(46)	393	177
Total expenses	846	411	2,022	1,871
(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,689)	268	(7,767)	2,674
Loss from discontinued operation - net of tax	(675)	(4,136)	(13,534)	(8,160)
NET LOSS	$(2,364)	$(3,868)	$(21,301)	$(5,486)
Basic loss per share	$(0.65)	$(1.07)	$(5.88)	$(1.53)
Diluted loss per share	$(0.65)	$(1.07)	$(5.88)	$(1.53)
Weighted average shares outstanding-basic	3,636	3,605	3,625	3,595
Weighted average shares outstanding- diluted	3,636	3,605	3,625	3,595

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and cash equivalents	$11,144	$969
Restricted cash	6,030	3,151
Investment securities - available for sale	359,872	488,962
Accounts and accrued interest receivable	4,915	5,189
Mortgage loans held in securitization trusts	458,968	588,160
Prepaid and other assets	20,763	20,951
Derivative assets	977	2,632
Property and equipment (net)	76	89
Assets related to discontinued operation	9,883	212,805
Total Assets	$872,628	$1,322,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$327,877	$815,313
Collateralized debt obligations	444,204	197,447
Derivative liabilities	1,601	--
Accounts payable and accrued expenses	5,003	5,871
Subordinated debentures	45,000	45,000
Liabilities related to discontinued operation	5,600	187,705
Total liabilities	$829,285	$1,251,336
Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 400,000,000 shares authorized, 3,635,854 shares issued and outstanding at September 30, 2007 and 3,665,037 shares issued and 3,615,576 outstanding at December 31, 2006	36	37
Additional paid-in capital	99,277	99,655
Accumulated other comprehensive loss	(10,930)	(4,381))
Accumulated deficit	(45,040)	(23,739))
Total stockholders' equity	43,343	71,572
Total Liabilities and Stockholders' Equity	$872,628	$1,322,908